The Singapore Fund, Inc.

Results of Annual Meeting of Stockholders (unaudited)


	On August 4, 2011, the Annual Meeting of Stockholders of
The Singapore Fund, Inc. (the ?Fund?) was held and the following matters were voted upon.

      Proposal 1: Election of two Class II Directors to the Board of Directors of the Fund to serve for a term expiring on the date on which the Annual Meeting of Stockholders is held in the year 2014 and election of one Class III Director to the Board of Directors of the Fund to serve for a term expiring on the date on which the Annual Meeting of Stockholders is held in the year 2012.

						Number of Shares/Votes
										Proxy
Authority
      Class II						Voted For
	Withheld
	Martin J. Gruber					7,679,202
	345,093
	Richard J. Herring				7,911,037
	113,258
      Class III
	Moritz A. Sell					7,906,022
	118,272

		In addition to the Directors re-elected and elected at the Meeting, Austin C. Dowling, David G. Harmer, and Rahn
K. Porter were the other members of the Board who continued to serve as Directors of the Fund.

      Proposal 2: To approve an investment management agreement between the Fund and Aberdeen Asset Management Asia
Limited.

       Number of Shares/Votes
										Proxy
Authority
      						Voted For		Withheld
							5,360,117		28,564